UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2015

MELA SCIENCES, INC.
(Exact Name of Registrant Specified in Charter)

Delaware	000-51481	13-3986004
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   215-619-3200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.

At the 2015 Annual Meeting of Stockholders of MELA Sciences, Inc. (the "Company"), the stockholders approved the Company's Amended and Restated 2013 Stock Incentive Plan (the "Plan"), which increased the number of shares of the Company's common stock available under the plan by an additional 9,750,000 shares for a total of 12,068,100 shares available for issuance pursuant to grants under the Plan.  The description of the Plan included in the Company's proxy statement for the Company's 2015 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on  August 24, 2015, is incorporated by reference into this Form 8-K.
The Company's stockholders also approved a special board compensation to two members of the Transaction Committee by granting stock options to purchase 500,000 shares of the Company's common stock to each of Jeffrey F. O'Donnell, Sr. and Samuel E. Navarro at an exercise price equal to $1.14 per share, which was the closing price of the Company's common stock on September 30, 2015, the date of stockholder approval.
Also, effective September 30, 2015, certain existing outstanding warrants held by any purchaser that participated by purchasing at least $5.0 million in the private placement that closed in June 2015 (the " 2015 Financing"), or the "Existing Warrants," were amended to reset exercise price to $0.75 per share, which is the same exercise price of the warrants issued in the 2015 Financing, and to include terms, including anti-dilution adjustments, similar to the warrants issued in the 2015 Financing. The Existing Warrants had consisted of warrants to purchase an aggregate of 11,099,267 shares of our common stock, of which (i) Existing Warrants to purchase 685,715 shares of our common stock had an exercise price of $8.50 per share, (ii) Existing Warrants to purchase 1,329,731 shares of our common stock had an exercise price of $7.40 per share, and (iii) Existing Warrants to purchase 9,083,821 shares of our common stock had an exercise price of $2.45 per share.
Item 5.03.                          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 30, 2015, the Company amended (the "Amendment") its Fifth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 50,000,000 shares to 150,000,000 shares.  The Amendment is attached to this Form 8-K as Exhibit 3.1
Item 5.07.                          Submission of Matters to a Vote of Security Holders.

The Company held its 2015 Annual Meeting of Stockholders on September 30, 2015.  The following are the voting results for each matter voted upon:
Proposal 1:    The election of the following nominees as directors of the Company to serve until the Company's 2016 Annual Meeting of Stockholders and until their successors are elected.
Name of Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Jeffrey F. O'Donnell, Sr.	2,268,199	1,173,344	4,226,574
Michael R. Stewart	2,285,877	1,155,666	4,226,574
Samuel Navarro	2,274,385	1,167,158	4,226,574
David K. Stone	2,268,943	1,172,600	4,226,574
Kathryn Swintek	2,257,632	1,183,911	4,226,574
LuAnn Via	2,135,814	1,305,729	4,226,574
R. Rox Anderson	2,265,985	1,175,558	4,226,574

Proposal 2:  The approval of an amendment to the Company's Fifth Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 50,000,000 to 150,000,000 subject to the Board of Directors' authority to abandon such amendment.
For	Against	Abstain	Broker Non-Votes
6,001,875	1,511,157	155,085	--

Proposal 3:  The approval of an amendment to the Company's Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's common stock at a specified ratio within the range from 1-for-2 to 1-for-10 and to grant authorization to the Board of Directors to determine, at its discretion, the timing and specific ratio of the reverse stock split.
For	Against	Abstain	Broker Non-Votes
5,905,227	1,581,617	181,273	--

Proposal 4:  The approval of the authorization of the Company to issue shares of the Company's common stock upon (i) conversion of the Debentures; (ii) payment of interest on the Debentures and the Notes; (iii) exercise of the Warrants; and (iv) exercise of the Reset Warrants, estimated initially at 62,837,601 shares, plus all additional shares that may be issued pursuant to the anti-dilution adjustment provisions of those instruments (capitalized terms have the meaning provided in the proxy statement).
For	Against	Abstain	Broker Non-Votes
2,938,888	352,793	149,862	4,226,574

Proposal 5:  The approval of the Amended and Restated MELA Sciences, Inc. 2013 Stock Incentive Plan.
For	Against	Abstain	Broker Non-Votes
2,896,991	412,597	131,955	4,226,574

Proposal 6:  The approval of the payment of special board compensation to two directors of the Company for services performed as members of the Transaction Committee of the Board of Directors.
For	Against	Abstain	Broker Non-Votes
2,793,062	471,841	176,640	4,226,574

Proposal 7:  The ratification of the selection of EisnerAmper LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.
For	Against	Abstain	Broker Non-Votes
6,208,703	498,696	960,718	--

Proposal 8:  The adjournment of the annual meeting to solicit additional proxies to vote in favor of the proposals set forth in Proposal Nos. 2, 3 and 4.
For	Against	Abstain	Broker Non-Votes
3,013,248	387,027	41,268	4,226,574

Item 9.01.                          Financial Statements and Exhibits.

(c)            Exhibits.
Exhibit No.	Description
3.1	Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation of MELA Sciences, Inc. dated September 30, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MELA SCIENCES, INC.
By:	/s/ Robert W. Cook
Robert W. Cook
Chief Financial Officer

Date:  September 30, 2015